UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   September 12, 2004

Electronic Data Systems Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-11779	75-2548221

(Commission File Number)	(IRS Employer Identification No.)

5400 Legacy Drive, Plano, Texas	75024

(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01    Other Events

On September 12, 2004, US Airways filed for protection under Chapter 11 of the United States Bankruptcy Code.  Electronic Data Systems Corporation ("EDS") provides information technology services to US Airways pursuant to a long-term agreement which generated approximately $77 million of EDS' revenues for the six months ended June 30, 2004.  As of the date of US Airways' bankruptcy filing, EDS had approximately $27 million in receivables and accrued work in progress associated with this contract.  In addition, EDS has other net assets, including equipment, associated with the contract with a net book value on such date of approximately $16 million.

As of the date of this filing EDS has not made a final determination regarding the amount of reserves to be established for the US Airways receivables, although it expects to reserve for all or a substantial portion of such amounts which would negatively impact third quarter earnings by up to $.03 per share. In addition, EDS has not made a determination regarding any impairment to the associated other net assets.  EDS' financial guidance for the second half of 2004 did not reflect the impact of a bankruptcy of US Airways or any other third party. Accordingly, such guidance would be negatively impacted by the aforementioned reserves and write-offs of other assets, if necessary, associated with the US Airways bankruptcy.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

September 15, 2004                                                                                                  By:   /s/ ROBERT H. SWAN

                                                                                                                                           Robert H. Swan, Executive Vice
                                                                                                                                           President and Chief Financial Officer

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